EXHIBIT 10.3

AUBURN SAVINGS BANK, FSB
EMPLOYMENT AGREEMENT

          THIS AGREEMENT (the “Agreement”), is made this ____ day of _________, 2008, by and between AUBURN SAVINGS BANK, FSB, a federally chartered savings bank (the “Bank”), and Allen T. Sterling (“Executive”).

          WHEREAS, Executive serves in a position of substantial responsibility; and

          WHEREAS, the Bank wishes to assure Executive’s services for the term of this Agreement; and

          WHEREAS, Executive is willing to serve in the employ of the Bank during the term of this Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and upon the other terms and conditions provided for in this Agreement, the parties hereby agree as follows:

          1. Employment. The Bank will employ Executive as its President and Chief Executive Officer and, as such, Executive will be responsible for the overall management of the Bank, including responsibility for establishing the business objectives, policies and strategic plan of the Bank in conjunction with the Board of Directors of the Bank (the “Board”). Executive shall also have all additional powers commonly incident to his position, or which, consistent with his position, the Board delegates to Executive. Executive also agrees to serve, if elected, as a director of the Bank and as an officer and/or director of any subsidiary or affiliate of the Bank and to carry out the duties and responsibilities reasonably appropriate to those offices.

          2. Location. Executive shall be principally located at the principal administrative offices of the Bank, which are currently located at 325 Sabattus Street, Lewiston, Maine.

          3. Term.

                    (a)     The term of this Agreement shall include: (i) the initial term, consisting of the period commencing on the date of this Agreement (the “Effective Date”) and ending on the second anniversary of the Effective Date, plus (ii) any and all extensions of the initial term made pursuant to this Section 3.

                    (b)     During the 30-day period concluding on each anniversary of the Effective Date, the disinterested members of the Board may extend the Agreement term for an additional year, so that the remaining term of the Agreement again becomes twenty-four (24) months, unless Executive elects not to extend the term of this Agreement by giving written notice in accordance with Section 17 of this Agreement.

          4. Base Compensation.

                    (a)     For his services as President and Chief Executive Officer, the Bank agrees to pay Executive an annual base salary at the rate of $103,700 per year, payable in accordance with the Bank’s standard payroll policies and practices for officers of the Bank. Executive will receive no additional compensation for his service as a director of the Bank or as an officer and/or director of any subsidiary or affiliate of the Bank.

                    (b)     During the term of this Agreement, the Board will review the level of Executive’s base salary at least annually, based upon factors deemed relevant to the Board in its sole discretion, in order to determine Executive’s base salary through the remaining term of the Agreement.

          5. Bonuses. Executive will participate in discretionary bonuses or other incentive compensation programs that the Bank may sponsor for or award from time to time to senior management employees.

          6. Benefit Plans. Executive will participate in life insurance, medical, dental, pension, profit sharing, retirement and stock-based compensation plans and other programs and arrangements that the Bank may sponsor or maintain for the benefit of its employees.

          7. Vacations and Leave. Executive may take vacations and other leave in accordance with the Bank’s policy for senior executives, or otherwise as approved by the Board.

          8. Expense Payments and Reimbursements. The Bank will reimburse Executive for all reasonable out-of-pocket business expenses incurred in connection with his services under this Agreement upon substantiation of such expenses and in accordance with applicable policies of the Bank.

          9. Loyalty and Confidentiality.

                    (a)     During the term of this Agreement, Executive will devote all his business time, attention, skill, and efforts to the faithful performance of his duties under this Agreement; provided, however, that from time to time, Executive may serve on the boards of directors of, and hold any other offices or positions in, companies or organizations that will not present any conflict of interest with the Bank or any of its subsidiaries or affiliates, unfavorably affect the performance of Executive’s duties pursuant to this Agreement, or violate any applicable statute or regulation. Executive will not engage in any business or activity contrary to the business affairs or interests of the Bank or any of its subsidiaries or affiliates.

                    (b)     The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive, on the one hand, and the Bank, on the other hand, with respect to all Confidential Information (as defined in Section 9(c) below). At all times, both during the period of the Executive’s employment by the Bank and after the termination of the Executive’s employment, the Executive shall keep in confidence and trust all such Confidential Information and, except as required by law, shall not use or disclose any such Confidential Information other than for the benefit of the Bank without the written consent of the Bank.

                    (c)     “Confidential Information” means information belonging to the Bank or its affiliates that is of value to the Bank or its affiliates in the course of conducting their business and the disclosure of which could result in a competitive or other disadvantage to any of them. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) that have been discussed or considered by the management of the Bank or its affiliates. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Bank, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others, including suppliers and customers, with which the Employer has a business relationship.

Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 9(b).

          10. Termination and Termination Pay. Subject to Section 11 of this Agreement, Executive’s employment under this Agreement may be terminated in the following circumstances:

                    (a)     Death. Executive’s employment under this Agreement will terminate upon his death during the term of this Agreement, in which event Executive’s estate will receive the base compensation and any accrued and unpaid bonus due to Executive through the date of death. No further compensation or benefits shall be provided in the event of a termination under this Section 10(a), except to the extent required by law or under the terms of Company’s benefit plans or programs.

                    (b)     Disability. Executive’s employment under this Agreement will terminate upon Executive’s Disability upon 30 days’ written notice by the Bank. For purposes of this Agreement, “Disability” shall be defined as any mental or physical condition that, with or without reasonable accommodation, prevents Executive from performing his duties for a period of twenty consecutive weeks, or for shorter periods aggregating twenty weeks in any twelve (12) month period during the Term. No further compensation or benefits shall be provided in the event of a termination under this Section 10(b), except to the extent required by law or under the terms of Company’s benefit plans or programs.

                    (c)     Termination for Cause.

                              (i)     The Company may terminate this Agreement, immediately upon written notice to Executive, for Cause. In the event of a termination for Cause, Executive shall only be entitled to such base compensation as may have been earned and unpaid through the date of termination and no further compensation or benefits shall be provided, except to the extent required by law or under the express terms of Bank’s other benefit plans or programs.

                               (ii)      For purposes of this Agreement, “Cause” shall mean Executive’s: (1) willful misconduct or gross negligence in connection with the performance of his duties or his employment with the Bank; (2) conviction of or entering a plea of nolo contendere to a crime that constitutes a felony under applicable law (or the conclusive establishment of facts or circumstances upon which such a conviction may reasonably be based); (3) material breach of this Agreement, including, without limitation, any breach of Section 9 or Section 10(f) of this Agreement; (4) failure to perform significant duties conferred on Executive under this Agreement in a reasonable and good faith manner or failure by the Executive to comply in any material respect with the Bank’s written policies or rules, in either case after a reasonable opportunity to cure (not to exceed thirty (30) days) the failure has been provided (if curable); (5) knowingly engaging in conduct that is in breach of Executive’s fiduciary duties or duties of loyalty owed to the Bank; or (6) conduct that, in the Bank’s reasonable opinion, constitutes engagement of unlawful or disreputable conduct, whether or not it constitutes a crime, that is injurious in any material respect or may reasonably be expected to be injurious in any material respect to the business interests of the Bank, after a reasonable opportunity to cure (not to exceed thirty (30) days) the conduct and any injurious results thereof has been provided (if curable).

                    (d)     Voluntary Termination by Executive. Executive may voluntarily terminate employment during the term of this Agreement upon at least sixty (60) days prior written notice to the Board. Upon Executive’s voluntary termination, he will receive only his compensation and vested rights and benefits through the date of his termination. Following termination pursuant to this Section 10(d), Executive will be subject to the restrictions set forth in Section 10(f) of this Agreement for a period of one (1) year from his termination date.

                    (e)     Without Cause or With Good Reason.

                              (i)     In addition to termination pursuant to Sections 10(a) through 10(d), the Bank may, by written notice to Executive, immediately terminate his employment at any time for a reason other than Cause (a termination “Without Cause”) and Executive may, by written notice to the Board, immediately terminate this Agreement at any time within ninety (90) days following an event constituting “Good Reason,” as defined below (a termination “With Good Reason”).

                              (ii)     Subject to Section 11 of this Agreement, in the event of termination Without Cause or With Good Reason, Executive will receive his base salary as of one (1) year from the date of termination, with such amount paid in one lump sum within ten (10) calendar days of his termination. Executive will also continue to participate in any benefit plans of the Bank (subject to the terms and conditions of such plans) that provide medical, dental and life insurance coverage for the twelve (12) calendar months following such termination.

                              (iii)     For purposes of this Agreement, “Good Reason” exists if, without Executive’s express written consent, any of the following occur:

                                        (1)     a material reduction in Executive’s responsibilities or authority in connection with his employment with the Bank;

                                        (2)     assignment to Executive of duties of a non-executive nature or duties for which he is not reasonably equipped by his skills and experience;

                                        (3)     a reduction in salary or benefits contrary to the terms of this Agreement, or, following a Change in Control as defined in Section 11 of this Agreement, any reduction in salary or material reduction in benefits below the amounts Executive was entitled to receive prior to the Change in Control;

                                        (4)     termination of incentive and benefit plans, programs or arrangements, or reduction of Executive’s participation, that is not applicable to other similarly situated participants and to such an extent as to materially reduce their aggregate value below their aggregate value as of the Effective Date;

                                        (6)     a requirement that Executive relocate his principal business office or his principal place of residence outside of the area consisting of a thirty-five (35) mile radius from the current main office and any branch of the Bank, or the assignment to Executive of duties that would reasonably require such a relocation; or

                                         (7)     liquidation or dissolution of the Bank.

                              (iv)     Notwithstanding the foregoing, a reduction or elimination of Executive’s benefits under one or more benefit plans, programs or arrangements maintained by the Bank as part of a good faith, overall reduction or elimination of such plans or benefits, applicable to all participants in a manner that does not discriminate against Executive (except as such discrimination may be necessary to comply with law), will not constitute an event of Good Reason or a material breach of this Agreement, provided that benefits of the same type or to the same general extent as those offered under such plans prior to the reduction or elimination are not available to other officers of the Bank or any affiliate under a plan or plans in or under which Executive is not entitled to participate.

                               (v)     Notwithstanding anything to the contrary contained in this Agreement, in order to be eligible for payment of the severance benefits set forth in this Section 10(e), Executive must first within the ten (10) day period following termination (1) execute and deliver to the Bank a general release and waiver of claims in a form reasonably satisfactory to the Bank, be and remain in full compliance with all obligations under this Agreement, and agree to cooperate reasonably with the Bank at the Bank’s sole expense and upon the Bank’s reasonable request for a period of twelve (12) months following the termination, and (2) resign from any and all positions, including, without limitation, as a director or officer, that the Executive then holds with the Bank, any affiliate of the Bank, or any benefit plan of the Bank or any of its affiliates.

                              (f)     Continuing Covenant Not to Compete or Interfere with Relationships. Notwithstanding anything to the contrary contained in this Agreement, during the term of this Agreement and following a termination by the Bank or Executive pursuant to Section 10(d) or 10(e):

                                        (i)     Executive’s obligations under Section 9(b) of this Agreement will continue in effect; and

                                         (ii)     during the period ending on the first anniversary of the termination, Executive will not serve as an officer, director or employee of or consultant to any bank holding company, bank, savings association, savings and loan holding company, mortgage company, credit union or other financial institution that both (1) offers products or services competing with those offered by the Bank and (2) has one or more offices or branches located within thirty-five (35) miles from the main office or any branch of the Bank and, further, Executive will not interfere in any way with the relationship of the Bank, its subsidiaries or affiliates and any of their employees, agents, or representatives.

                                         (iii)     during the period ending on the first anniversary of such termination, Executive (1) shall not, directly or indirectly, recruit or otherwise solicit, induce or influence any person to leave employment with the Bank (other than terminations of employment of subordinate employees undertaken in the course of Executive’s employment with the Bank) and (2) shall not solicit or encourage any customer or supplier to terminate or otherwise modify adversely its business relationship with the Bank other than actions taken by Executive in good faith in the ordinary course of business during the course of Executive’s employment with the Bank. Nothing contained in this Section 10(f)(iii) shall restrict Executive from advertising employment opportunities to the general public or from hiring individuals who have not been directly or indirectly solicited, induced or influenced by Executive to leave employment with the Bank.

                              (g)     To the extent Executive is a member of the Board on the date of termination of employment with the Bank, Executive will resign from the Board immediately following such termination of employment with the Bank. Executive will be obligated to tender this resignation regardless of the method or manner of termination, and such resignation will not be conditioned upon any event or payment. Executive acknowledges that termination of his employment shall constitute cause for removal of his position on the Board by either the other members of the Board or the stockholders of the Bank.

          11. Termination in Connection with a Change in Control.

                              (a)     For purposes of this Agreement, a “Change in Control” means any of the following events:

                                        (i)     Merger: Auburn Bancorp, Inc. (the “Company”) merges into or consolidates with another entity, or merges another corporation into the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation;

                                        (ii)     Acquisition of Significant Share Ownership: There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s voting securities, but this clause (ii) shall not apply to beneficial ownership of Company voting shares by Auburn Bancorp, MHC or held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

                                         (iii)     Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the members) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

                                         (iv)     Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.

Notwithstanding anything in this Agreement to the contrary, in no event shall the conversion of the Bank’s mutual holding company parent, Auburn Bancorp, MHC, from mutual to stock form, i.e., a “second step conversion,” constitute a “Change in Control” for purposes of this Agreement.

                              (b)     Termination. If within the period ending one year after a Change in Control, (i) the Bank terminates Executive’s employment without Cause, or (ii) Executive voluntarily terminates his employment With Good Reason, the Bank will, within ten (10) calendar days of the termination of Executive’s employment, make a lump-sum cash payment to him equal to two times Executive’s average annual taxable compensation (as reported on Form W-2) over the five (5) most recently completed calendar years (or years of employment, annualized for partial years of employment, if less than five), ending with the year immediately preceding the effective date of the Change in Control. The cash payment made under this Section 11(b) shall be made in lieu of any payment also required under Section 10(e) of this Agreement because of Executive’s termination of employment; however, Executive’s rights under Section 10(e) are not otherwise affected by this Section 11. Following termination of employment, Executive will also continue to participate in any benefit plans of the Bank (subject to the terms and conditions of such plans) that provide medical, dental and life insurance coverage until the earlier of: (i) Executive’s death; (ii) Executive’s employment by another employer other than one of which he is the majority owner; or (iii) twenty-four (24) months after his termination of employment.

          12. Reimbursement of Executive’s Expenses to Enforce this Agreement. The Bank will reimburse Executive for all out-of-pocket expenses, including, without limitation, reasonable attorneys’ fees, incurred by Executive in connection with his successful enforcement of the Bank’s obligations under this Agreement. Successful enforcement means the grant of an award of money or the requirement that the Bank take some specified action: (i) as a result of court order; or (ii) otherwise following an initial failure of the Bank to pay money or take action promptly following receipt of a written demand from Executive stating the reason that the Bank must make payment or take action under this Agreement.

          13. Limitation of Benefits Under Certain Circumstances. Notwithstanding any other provision of this Agreement, in the event that it is determined by the Bank in its reasonable discretion that the payments and benefits pursuant to Section 11 of this Agreement, either alone or together with other payments and benefits Executive has the right to receive from the Bank, would constitute a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the payments and benefits pursuant to Section 11 shall be reduced to the minimum extent necessary to result in no portion of the payments and benefits under Section 11 being non-deductible to the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.

          14. Injunctive Relief. Upon a breach or threatened breach of Section 10(f) of this Agreement or the prohibitions upon disclosure contained in Section 9(b) of this Agreement, the parties agree that there is no adequate remedy at law for such breach, and the Bank shall be entitled to injunctive relief restraining Executive from such breach or threatened breach, but such relief shall not be the exclusive remedy for a breach of this Agreement. The parties further agree that Executive, without limitation, may seek injunctive relief to enforce the obligations of the Bank under this Agreement.

          15. Successors and Assigns.

                    (a)     This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank.

                    (b)     Since the Bank is contracting for the unique and personal skills of Executive, Executive shall not assign or delegate his rights or duties under this Agreement without first obtaining the written consent of the Bank.

          16. No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

          17. Notices. All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or 48 hours after mailing at any general or branch United States Post Office, by registered or certified mail, postage prepaid, addressed to the Bank at its principal business office and to Executive at his home address as maintained in the records of the Bank.

          18. No Plan Created by this Agreement. Executive and the Bank expressly declare and agree that this Agreement was negotiated among them and that no provision or provisions of this Agreement are intended to, or shall be deemed to, create any plan for purposes of the Employee Retirement Income Security Act of 1974 (“ERISA”) or any other law or regulation, and each party expressly waives any right to assert the contrary. Any assertion in any judicial or administrative filing, hearing, or process that an ERISA plan was created by this Agreement shall be deemed a material breach of this Agreement by the party making the assertion.

          19. Amendment and Waiver.

                     (a)     No amendments or modifications to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

                    (b)     No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and will not constitute a waiver or such term or condition for the future as to any act other than that specifically waived.

          20. Applicable Law. Except to the extent preempted by federal law, the laws of the State of Maine shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

          21. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any one provision shall not affect the validity or enforceability of the other provisions of this Agreement.

          22. Headings. Headings contained in this Agreement are for convenience of reference only.

          23. Entire Agreement. This Agreement, together with any modifications subsequently agreed to in writing by the parties, shall constitute the entire agreement among the parties with respect to the foregoing subject matter, other than written agreements applicable to specific plans, programs or arrangements described in Sections 5 and 6.

          24. Required Provisions. In the event any of the foregoing provisions of this Agreement conflict with the terms of this Section 24, this Section 24 shall prevail.

                    (a)     The Bank’s Board of Directors may terminate Executive’s employment at any time, but any termination by the Bank, other than termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause as defined in Section 10(c) of this Agreement.

                    (b)     If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(3) or (g)(1), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may, in its discretion: (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

                    (c)     If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

                    (d)      If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813(x)(1), all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

                    (e)     All obligations under this Agreement shall terminate, except to the extent determined that continuation of the Agreement is necessary for the continued operation of the institution: (i) by the Director of the Office of Thrift Supervision (OTS), or his designee, at the time the Federal Deposit Insurance Corporation (FDIC) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1823(c), or (ii) by the Director of the OTS (or his designee) at the time the Director (or his designee) approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

                    (f)     Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and FDIC Regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on [ ], 2008.

ATTEST:	AUBURN SAVINGS BANK, FSB

By:

Witness	For the Entire Board of Directors

ATTEST:
EXECUTIVE

Witness	Allen T. Sterling